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                                                                    Exhibit 10.3

                            THE FARMERS CITIZENS BANK
               AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT

         THIS SALARY CONTINUATION AGREEMENT is entered into as of this   day of
       , 2001, by and between The Farmers Citizens Bank, an Ohio-chartered, FDIC-insured bank with its main office in Bucyrus, Ohio (the "Bank"), and G.W. Holden, President and Chief Executive Officer of the Bank (the "Executive").

         WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent corporation, FC Banc Corp., and the Bank desires that the Executive continue in its employ,

         WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable out of the Bank's general assets,

         WHEREAS, the Executive and the Bank are parties to a Salary Continuation Agreement dated October 20, 1998,

         WHEREAS, the parties to this Agreement intend that this Agreement supersede and replace in its entirety the October 20, 1998 Salary Continuation Agreement, which shall become void and of no further force or effect on the date that this Agreement becomes effective, and

         WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in Section18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. Section1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned.

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Whenever used in this Agreement, the following terms shall have the meanings specified:

         1.1 "Accrual Balance" means the amount reflected in Schedule A, which is the amount required to be accrued by the Bank as required under generally accepted accounting principles to account for benefits that may become payable to the Executive under this Agreement.

         1.2 "Change in Control" means any one of the following events occurs:

                  (a) Merger: FC Banc Corp. merges into or consolidates with another corporation, or merges another corporation into FC Banc Corp., and as a result less than 65% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of FC Banc Corp. immediately before the merger or consolidation,

                  (b) Acquisition of Significant Share Ownership: a report on
         Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 15% or more of a class of FC Banc Corp.'s voting securities, but this clause (b) shall not apply to beneficial ownership of FC Banc Corp. voting shares held in a fiduciary capacity by an entity of which FC Banc Corp. directly or indirectly beneficially owns 50% or more of its outstanding voting securities,
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                  (c) Change in Board Composition: during any period of two
         consecutive years, individuals who constitute FC Banc Corp.'s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of FC Banc Corp.'s Board of Directors; provided, however, that -- for purposes of this clause (c) -- each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

                  (d) Sale of Assets: FC Banc Corp. sells to a third party all or substantially all of FC Banc Corp.'s assets.

         1.3 "Disability" means, if the Executive is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, disability means the Executive suffers a sickness, accident or injury that, in the judgment of a physician satisfactory to the Bank, prevents the Executive from performing substantially all of the Executive's normal duties for the Bank. As a condition to receiving any disability benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank's Board of Directors deems appropriate.

         1.4 "Early Termination" means termination of the Executive's employment with the Bank before Normal Retirement Age for reasons other than death, disability, termination for cause or following a Change in Control.

         1.5 "Early Termination Date " means the month, day and year in which Early Termination occurs.

         1.6 "Effective Date" means as of December 1, 1996.

         1.7 "Normal Retirement Age" means the Executive's 65th birthday.

         1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or the Executive's Termination of Employment with the Bank.

         1.9 "Person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

         1.10 "Plan Year" means a twelve-month period commencing on December 1, 1996, and ending on the last day of November of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

         1.11 "Termination of Employment " with the Bank means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive's employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

                                    ARTICLE 2
                                LIFETIME BENEFITS

         2.1 Normal Retirement Benefit. Upon the Executive's Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

         2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $100,000. The Bank's Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.1.1, but any increase shall require recalculation of Schedule A.

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         2.1.2    Payment of Benefit. Beginning with the month after the
                  Executive's Normal Retirement Date, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the last day of each month. The annual benefit shall be paid to the Executive for 15 years.

         2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

         2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the Early Termination Date. The Bank's Board of Directors may, in its sole discretion, increase the annual benefit under this
                  Section 2.2.1, but any increase shall require recalculation of Schedule A.

         2.2.2 Payment of Benefit. Beginning with the month after the Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the last day of each month. The annual benefit shall be paid to the Executive for 15 years.

         2.3 Disability Benefit. If the Executive terminates employment because of Disability before the Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

         2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the date on which termination of the Executive's employment occurs. The Bank's Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.3.1, but any increase shall require recalculation of Schedule A.

         2.3.2 Payment of Benefit. Beginning with the month following Termination of Employment, the Bank shall pay the Disability Annual Benefit amount to the Executive in 12 equal monthly installments on the last day of each month. The annual benefit shall be paid to the Executive for 15 years.

         2.4 Change-in-Control Benefit. If the Executive's employment with the Bank terminates within one year after a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive's employment is terminated under Article 5 of this Agreement.

         2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Change-in-Control Benefit set forth in Schedule A for the Plan Year ending immediately before the date on which Termination of Employment occurs, determined by vesting the Executive in the Normal Retirement Age Accrual Balance ($_________), without reduction for the time value of money or other discount. The Bank's Board of Directors may, in its sole discretion, increase the benefit under this Section 2.4.1, but any increase shall require recalculation of Schedule A.

         2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Executive's Termination of Employment.

         2.5 Petition for Payment of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit. To the extent the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive may petition the Board of Directors to have the Accrual Balance amount corresponding to that particular benefit paid to the Executive in a single lump sum after (i) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and
(ii) addition of interest at the rate of 8.0% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount.

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The Board of Directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

         2.6 Change-in-Control Payout of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the entire 15-year salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Section 2.1.2, Section 2.2.2 or Section 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive, his beneficiaries, or estate in a lump sum within three days after the Change in Control. The lump-sum payment due to the Executive, his beneficiaries or estate as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid to the Executive, his estate or beneficiaries pursuant to Section 2.1.2, Section 2.2.2 or Section 2.3.2 after (i) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (ii) addition of interest at the rate of 8.0% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount.

         2.7 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and the Schedule A attached hereto with the actual amount of a particular amount due the Executive pursuant to
Section 2.2, 2.3, or 2.4 hereof, then the actual amount of said benefit set forth in the Agreement shall control.

                                    ARTICLE 3
                                 DEATH BENEFITS

         3.1 Death During Active Service. If the Executive dies in active service to the Bank before Normal Retirement Age, instead of any benefit payable under this Agreement the Bank shall pay to the Executive's beneficiary(ies) the benefit described in the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A.

         3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 of this Agreement have commenced but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive's beneficiary pursuant to the benefit described in the Split Dollar Agreement and Endorsement, attached as Addendum A, between the Bank and the Executive in lieu of any other benefit payable hereunder.

         3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the Bank shall pay to the Executive's beneficiary the benefit described in the Split Dollar Agreement and Endorsement, attached as Addendum A, between the Bank and the Executive in lieu of any other benefit payable hereunder.

                                    ARTICLE 4
                                  BENEFICIARIES

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary or beneficiaries by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will be effective only if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.

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The Bank may require such proof of incapacity, minority or guardianship as the
Bank deems appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

         5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive's employment for:

         (a)      Gross negligence or gross neglect of duties,

         (b) Commission of a felony or of a gross misdemeanor involving moral turpitude, or

         (c) Fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and, in the Bank's sole judgment, resulting in an adverse effect on the Bank.

         5.2 Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive has made or makes any material misstatement of fact on any application for life insurance purchased by the Bank.

         5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

         5.4 Insolvency. If the Superintendent of the Ohio Division of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank under Ohio Revised Code Section1125.20, all obligations under this Agreement shall terminate as of the date of the Bank's declared insolvency.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

         6.1 Claims Procedure. The Bank shall notify in writing any person or entity making a claim under this Agreement (a "Claimant") of his or her eligibility or ineligibility for benefits under this Agreement. The Bank shall provide the written notice within 90 days after the Claimant's written application for benefits. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for the denial, (2) a specific reference to the provision(s) of this Agreement on which denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information concerning the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, extending the time for up to an additional 90 days.

         6.2 Review Procedure. If the Bank determines that the Claimant is not eligible for benefits or full benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the written notice issued by the Bank. The Claimant's petition shall state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after the Bank's receipt of the petition, the Bank shall give the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of the Bank's decision in writing within the 60-day period, stating specifically the basis of its decision and identifying the specific provisions of the Agreement on which the Bank's decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral must be given to the Claimant.

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                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

                                   ARTICLE 8
                                 MISCELLANEOUS

         8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

         8.4 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank's failure to obtain such an assumption agreement before the succession becomes effective shall be considered a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

         8.5 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.6 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

         8.7 Unfunded Arrangement. The Executive and his beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

         8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety the October 20, 1998 Salary Continuation Agreement between the Executive and the Bank. The October 20, 1998 Salary Continuation Agreement shall be void and of no further force or effect on the date that this Agreement becomes effective.

         8.9 Administration. The Bank shall have the powers that are necessary to administer this Agreement, including but not limited to the power to:

         (a)      interpret the provisions of the Agreement,

         (b) establish and revise the method of accounting for the Agreement,

         (c)      maintain a record of benefit payments, and

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         (d)      establish rules and prescribe forms necessary or desirable to administer the Agreement.

         8.10 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         8.11 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid, and the remainder of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

         8.12 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

         8.13 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

                  (a)      If to the Bank, to:
                           Board of Directors
                           The Farmers Citizens Bank
                           123 North Sandusky Avenue
                           P.O. Box 567
                           Bucyrus, Ohio  44820

                  (b)      If to the Executive, to:

                  and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         8.14 Payment of Legal Fees. The Bank is aware that upon the occurrence of a Change in Control, then current management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder, and it is the intention of the Bank that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring such expenses. Accordingly, if after a Change in Control occurs it should appear to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Bank as provided in this Section 8.14, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank or FC Banc Corp. and any counsel chosen by the Executive under this Section 8.14, the Bank irrevocably consents to the Executive's entering into an attorney-client relationship with that counsel, and

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the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $500,000. The Bank's obligation to pay the Executive's legal fees provided by this Section 8.14 operates separately from, and in addition to, any legal fee reimbursement obligation the Bank or the Bank's parent FC Banc Corp. may have with the Executive by virtue of any separate employment, severance, or other agreement between the Executive and the Bank or FC Banc Corp.

         8.15 Internal Revenue Code Section 280G Gross Up. (a) If as a result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Salary Continuation Agreement or under any other plan or agreement of or with the Bank or FC Banc Corp. (together, the "Total Benefits"), and if any of the Total Benefits will be subject to the Excise Tax as set forth in Sections 280G and 4999 of the Internal Revenue Code of 1986 (the "Excise Tax"), the Bank shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under Section 4999 of the Internal Revenue Code (the "Excise Tax Payment"), and
(2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the "Gross-Up Payment Amount." Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 2.4 hereof.

         (b) For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax,

                  (1) any other payments or benefits received or to be received by the Executive (whether under the terms of this Agreement or any other agreement, or other plan or arrangement with the Bank or FC Banc Corp., any person whose actions result in a Change in Control or any person affiliated with FC Banc Corp. or such person) in connection with a Change in Control or the Executive's termination of employment shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments," within the meaning of Section 280G(b)(1), shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the FC Banc Corp. as of the date immediately before the Change in Control (the "Accounting Firm"), such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Internal Revenue Code, or are otherwise not subject to the Excise Tax,

                  (2) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (1) above), and

                  (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by FC Banc Corp.'s Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Internal Revenue Code.

         (c) For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross- Up Payment Amount is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the reduction in federal income taxes that could be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).



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         (d) If the Excise Tax is later determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall, when the amount of such reduction in Excise Tax is finally determined, repay to the Bank the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction). If the Excise Tax is later determined to be more than the amount taken in account hereunder at the time of termination of the Executive's employment (including any payment the existence or amount of which cannot be determined at the time the Gross-Up Payment Amount is paid), the Bank shall make an additional Gross-Up Payment Amount to the Executive of the excess (plus any interest, penalties or additions payable by the Executive on the excess) when the amount of the excess is finally determined.

         8.16 Accounting Firm Gross-Up Determination. (a) Subject to the provisions of Section 8.15, all determinations required to be made under this
Section 8.16, including whether and when a Gross-Up Payment Amount is required, the Gross-Up Payment Amount and the assumptions used to arrive at such determination shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross- Up Payment Amount, or such earlier time as is requested by the Bank (the "Determination").

         (b) If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).

         (c) All fees and expenses of the Accounting Firm shall be borne solely by FC Banc Corp. or the Bank and FC Banc Corp. or the Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

         (d) If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

         (e) Determinations by the Accounting Firm shall be binding upon the Bank and the Executive.

         (f) As a result of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount will not have been made by the Bank that should have been made (an "Underpayment"), or that a Gross-Up Payment Amount will have been made that should not have been made (an "Overpayment"). If the Executive is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and the Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Internal Revenue Code) shall be promptly paid by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made, and the Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Internal Revenue Code) shall be promptly paid by the Executive to or for the benefit of the Bank. If his expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service concerning the Excise Tax.

         IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement as of the day and year first written above.

THE EXECUTIVE:                                      THE BANK:
                                                    THE FARMERS CITIZENS BANK
--------------------
G.W. Holden
                                                    By:
                                                       -----------------------

                                                    Its:

         FC Banc Corp., by its undersigned officer hereunto duly authorized, hereby (1) agrees to and adopts such of the terms, conditions and obligations of this Salary Continuation Agreement between Farmers Citizens Bank and G.W. Holden as apply by their terms to FC Banc Corp., specifically the obligations stated in
Section 8.15 and Section 8.16 concerning Gross-Up Payments, and (2) notwithstanding any existing or previous attorney-client relationship between FC Banc Corp., and any counsel chosen by the Executive under Section 8.14, irrevocably consents to the Executive's entering into an attorney-client relationship with that counsel, and FC Banc Corp., agrees that a confidential relationship shall exist between the Executive and that counsel.


                                                    FC Banc Corp.

                                                    By:
                                                       -----------------------

                                                    Its:

                                           BENEFICIARY DESIGNATION

                                          THE FARMERS CITIZENS BANK
                                       SALARY CONTINUATION AGREEMENT

                                                   G.W. HOLDEN

         I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:
           ----------------------------------------------------------

Contingent:
           ----------------------------------------------------------

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S) AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

         I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
            ---------------------------
              G.W. Holden

Date:
            ---------------------------

Accepted by the Bank this             day of                       , 2001.

By:
     ---------------------------------
Title:
     ---------------------------------

                                   SCHEDULE A
                            THE FARMERS CITIZENS BANK
                          SALARY CONTINUATION AGREEMENT

                                   G.W. HOLDEN

                                                                               EARLY
                                                                               TERMINATION
                                                                               ANNUAL        CHANGE-IN-
                                                                               BENEFIT       CONTROL      DISABILITY
                                        ACCRUAL     EARLY                      PAYABLE AT    BENEFIT      ANNUAL
                                        BALANCE     TERMINATION    VESTED      NORMAL        PAYABLE IN   BENEFIT
EXECUTIVE'S       PLAN     EXECUTIVE'S  @           VESTING        ACCRUAL     RETIREMENT    A LUMP       PAYABLE
AGE               YEAR     AGE          8.0%(1)     SCHEDULE       BALANCE     AGE (2)       SUM          IMMEDIATELY
----------------------------------------------------------------------------------------------------------------------
51                1        30-Nov-97    $ 31,373    100.00 %(3)    $ 31,373    $10,986                       $3,598

52                2        30-Nov-98    $ 65,351    100.00 %       $ 65,351    $21,130                       $7,494

53                3        30-Nov-99    $ 102,148   100.00 %       $ 102,148   $30,497                       $11,714

54                4        30-Nov-00    $ 142,000   100.00 %       $ 142,000   $39,145          $872,005     $16,284

55                5        30-Nov-01    $ 185,159   100.00 %       $ 185,159   $47,131          $872,005     $21,234

56                6        30-Nov-02    $ 231,901   100.00 %       $ 231,901   $54,505          $872,005     $26,594

57                7        30-Nov-03    $ 282,522   100.00 %       $ 282,522   $61,314          $872,005     $32,399

58                8        30-Nov-04    $ 337,344   100.00 %       $ 337,344   $67,601          $872,005     $38,686

59                9        30-Nov-05    $ 396,717   100.00 %       $ 396,717   $73,406          $872,005     $45,495

60                10       30-Nov-06    $ 461,018   100.00 %       $ 461,018   $78,766          $872,005     $52,869

61                11       30-Nov-07    $ 530,656   100.00 %       $ 530,656   $83,716          $872,005     $60,855

62                12       30-Nov-08    $ 606,073   100.00 %       $ 606,073   $88,286          $872,005     $69,503

63                13       30-Nov-09    $ 687,750   100.00 %       $ 687,750   $92,506          $872,005     $78,870

64                14       30-Nov-10    $ 776,207   100.00 %       $ 776,207   $96,402          $872,005     $89,014

65                15       30-Nov-11    $ 872,005   100.00 %       $ 872,005   $100,000         $872,005     $100,000

66                16       30-Nov-12    $840,632                   $840,632

67                17       30-Nov-13    $806,654                   $806,654

68                18       30-Nov-14    $769,857                   $769,857

69                19       30-Nov-15    $730,005                   $730,005

70                20       30-Nov-16    $686,846                   $686,846

71                21       30-Nov-17    $640,104                   $640,104

72                22       30-Nov-18    $589,483                   $589,483

73                23       30-Nov-19    $534,661                   $534,661

74                24       30-Nov-20    $475,288                   $475,288

75                25       30-Nov-21    $410,987                   $410,987

76                26       30-Nov-22    $341,349                   $341,349

77                27       30-Nov-23    $265,932                   $265,932

                                                                                  EARLY
                                                                                  TERMINATION
                                                                                  ANNUAL        CHANGE-IN-
                                                                                  BENEFIT       CONTROL      DISABILITY
                                           ACCRUAL     EARLY                      PAYABLE AT    BENEFIT      ANNUAL
                                           BALANCE     TERMINATION    VESTED      NORMAL        PAYABLE IN   BENEFIT
EXECUTIVE'S       PLAN     EXECUTIVE'S     @           VESTING        ACCRUAL     RETIREMENT    A LUMP       PAYABLE
AGE               YEAR     AGE             8.0%(1)     SCHEDULE       BALANCE     AGE (2)       SUM          IMMEDIATELY
----------------------------------------------------------------------------------------------------------------------
78                28       30-Nov-24       $184,255                   $184,255

79                29       30-Nov-25        $95,798                    $95,789

80                30       30-Nov-26            $0                         $0

(1) The Accrual balance reflects payment at the end of each month during retirement.
(2) Benefit is based on present value of the current payment stream of the vested accrual balance using a standard discount rate (8.0%).
(3) Participant is 100 percent vested upon effective date of the Salary Continuation Agreement.